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                               HALLIBURTON COMPANY
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                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three months ended March 31, 1997 and 1996, is submitted in accordance with Regulation S-K
Item 601 (b) (11).

                                                                                            Three Months
                                                                                           Ended March 31
                                                                                    -----------------------------
                                                                                        1997            1996
                                                                                    -------------    ------------
Primary:                                                                            (Millions of dollars except
                                                                                          per share data)
  Net income                                                                        $     83.0       $     45.5

  Average number of common and common share
     equivalents outstanding                                                             127.7            125.4

  Primary net income per share                                                      $     0.65       $     0.36

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Fully Diluted:
  Net income                                                                        $     83.0       $     45.5

   Adjusted average number of shares outstanding                                         127.7            125.6

   Fully diluted earnings per share                                                 $     0.65       $     0.36

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Rights Agreement could have in the event Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.